Exhibit 10.6

AMENDMENT NUMBER 1
TO
THE MACERICH COMPANY
ELIGIBLE DIRECTORS’
DEFERRED COMPENSATION/PHANTOM STOCK PLAN
(As Amended and Restated Effective as of June 30, 2000)

WHEREAS, The Macerich Company (the “Company”) has established The Macerich Company Eligible Directors’ Deferred Compensation/Phantom Stock Plan (the “Plan”) to attract, motivate and retain experienced and knowledgeable directors of the Company by permitting them to defer compensation and affording them the opportunity to link that compensation to an equity interest in the Company; and

WHEREAS, it is desirable to amend the Plan to allow a new director to elect to participate upon first becoming an eligible director of the Company.

NOW THEREFORE, the Plan is hereby amended as set forth below, effective as of January 1, 2003.

ARTICLE II

DEFINITIONS

1.                                       Section 2.3 is amended in its entirety to read as follows:

“2.3                         Award Date with reference to elections under Section 4.2 shall mean the January 1 that next follows the date of an Eligible Director’s election made pursuant to Section 4.2.  Award Date with reference to elections under Section 4.1(a) shall mean August 3, 1994, with reference to elections under Section 4.1(b) shall mean February 1, 1995, and with reference to elections under Section 4.1(c) shall mean the date next following the date that the Eligible Director files his or her election under Section 4.1(c).”

ARTICLE IV

DEFERRAL ELECTIONS

2.                                       Section 4.1 is amended by adding a new subsection (c) to read as follows:

“(c)                            Initial Election for New Directors.  On or before the 30th day after first becoming an Eligible Director, a new Eligible Director may make an irrevocable election to defer all or a portion (in 10% increments) of his or her Compensation and/or Special Meeting

Fees payable for services to be rendered by the Eligible Director after the date such election is filed with the Committee and during the remainder of the calendar year during which the Eligible Director first becomes an Eligible Director and/or during the next one or two calendar years in (a) cash, in accordance with Section 5.1, or (b) Stock Units, in accordance with Section 5.2.  Such election shall be in writing on a form provided by the Company and approved by the Committee and must be filed no later than the 30th day following the date that the Eligible Director first becomes an Eligible Director.”

ARTICLE V

DEFERRAL ACCOUNTS

3.                                       Section 5.2(a) is amended by changing the second sentence thereof to read as follows:

“The present value shall be computed assuming the Compensation deferred would have been paid on the first day of the calendar year to which it relates (or, in the case of Compensation deferred under an election under Section 4.1(c) for the remainder of the calendar year in which the Eligible Director first becomes an Eligible Director,  on the Award Date) at the prevailing rate of Compensation at the time of the election made in accordance with Article IV, discounted to present value using the Discount Rate.”

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment this                   day of                 , 2003.

THE MACERICH COMPANY

By

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